Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for September 30, 2010. Net assets of the Fund were unaffected by the reclassifications.

                                                                                                                                                                  Increase to
                                                                                                        Reduction to                                Accumulated
               Accumulated Net                                 Net Realized
                                                     Reduction to                                Investment                                         Loss on
                                Paid-in Capital                                           Loss                                  Investments
---------------------------------------------------------------------------------------------------------------
$61,797 $30,079,209 $30,017,412